Exhibit 99.1

Contacts
Media
Ana Kapor
650.638.6227
ana.kapor@appliedbiosystems.com

Investors
Peter Dworkin
650.554.2479
dworkipg@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FOURTH QUARTER
AND FISCAL 2005 RESULTS

•	Q4 Fully diluted EPS of $0.35 ($0.31 on a non-GAAP basis, excluding specified items)

•	Record Quarterly and Fiscal Year Net Revenues and Cash Flow from Operations

•	Board of Directors Authorizes Expanded Share Repurchase Program

FOSTER CITY, CA, July 27, 2005– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $479 million for the fourth quarter of fiscal 2005, a 4% increase over the prior year quarter. Net revenues included favorable foreign currency effects of approximately 1%, compared to the prior year quarter. Income from continuing operations was $71.6 million compared to $40.5 million for the prior year quarter. Earnings per share (EPS) from continuing operations for the quarter were $0.35, compared to $0.20 for the prior year quarter. EPS from continuing operations for the quarter on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, were $0.31, a 15% increase compared to $0.27 for the prior year quarter. The net effect of foreign currency on EPS was a benefit of approximately $0.01, compared to the prior year quarter. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net income for the fourth quarter of fiscal 2005 was $71.6 million, compared to $51.1 million for the prior year quarter. For the fourth quarter of fiscal 2004, net income included an after-tax benefit of $10.6 million related to discontinued operations comprised of a $7.6 million German tax benefit and a $3.0 million reduction in a litigation liability in connection with a final settlement payment. “Applied Biosystems demonstrated substantial growth in earnings and cash flow in the fourth quarter and during fiscal 2005,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Measures taken during fiscal 2005 to improve operations and align expenditures are paying off. We enter fiscal 2006 in a very healthy financial position, with a stronger operational focus and multiple initiatives in place to accelerate revenue growth over the next 12 to 24 months.”

Catherine M. Burzik, President, Applied Biosystems, said, “Revenue growth accelerated slightly during the fourth quarter. The Real-Time PCR/Applied Genomics category continued to register double-digit gains over the prior year quarter, led by strong demand for our biosecurity and human identification products, TaqMan® Gene Expression assays, and other consumables. Revenues in the DNA Sequencing category increased modestly for the second consecutive quarter. A challenging pharmaceutical capital spending environment, coupled with time required by customers to evaluate our recently introduced products prior to purchase, slowed mass spectrometry systems sales during the fourth quarter. Additionally, we are encouraged by the double-digit increase in overall consumables revenues achieved in the fourth quarter.”

During the fourth quarters of both fiscal 2005 and 2004, the Group recorded items that affected the comparability of results. For the fourth quarter of fiscal 2005, these items decreased income before taxes by $20.2 million. These items included pre-tax charges of $11.4 million for severance and benefit costs, $6.2 million for charges related to facility lease agreements and $2.6 million for asset impairments. All charges relate to the Group’s previously announced decision to reduce and rebalance the Applied Biosystems workforce. Also recorded during the fourth quarter of fiscal 2005 were tax benefits of $23.5 million primarily related to additional U.S. R&D credit carryforwards, expected results of Canadian examinations and settlement of certain UK tax matters. During the fourth quarter of fiscal 2004, the Group recorded pre-tax charges of $19.3 million. This amount included charges of $14.9 million for impairments of patents and acquired technology and $4.4 million for asset impairments and other expenses related to the decision to transfer a product line back to HTS Biosystems, Inc. The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Adjusted amounts
(Dollar amounts in millions)

	Three months ended June 30, 2005			Three months ended June 30, 2004
	GAAP amounts	Adj.	Adjusted amounts	GAAP amounts	Adj.	Adjusted amounts

Operating income	$60.5	$(20.2)	$80.7	$52.5	$(19.3)	$71.8
Income before income taxes	65.4	(20.2)	85.6	56.2	(19.3)	75.5
Provision (benefit) for income taxes	(6.2)	(30.1)	23.9	15.7	(5.5)	21.2
Income from continuing operations	71.6	9.9	61.7	40.5	(13.8)	54.3

Earnings per share allocations(1)	(1.1)	(1.1)	—
Adjusted income from continuing operations for earnings per share	$70.5	$8.8	$61.7	$40.5	$(13.8)	$54.3

Total diluted earnings per share from continuing operations	$0.35	$0.04	$0.31	$0.20	$(0.07)	$0.27

(1) Represents allocation of interperiod taxes to adjust income from continuing operations for purposes of calculating earnings per share.

Quarterly Financial Highlights

•	Revenue for the five product categories and the change relative to the prior year quarter were: $143 million for DNA Sequencing, a 2% increase; $140 million for Real-Time PCR/Applied Genomics, a 16% increase; $119 million for Mass Spectrometry, a 1% decline; $46 million for Core PCR and DNA Synthesis, a 7% decline; and $31 million for Other Product Lines, a 1% increase.

•	Revenues by source and the change relative to the prior year quarter were: $225 million for Instruments, a 3% decline; $179 million for Consumables, a 17% increase; and $75 million for Other Sources, including service and support, royalties, licenses, and consulting, a 2% decline.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $201 million in the United States, a 5% decline; $171 million in Europe, a 14% increase, including favorable foreign currency effects of approximately 2%; and $86 million in Asia Pacific, a 9% increase, including favorable foreign currency effects of approximately 1%.

•	Gross margin in the fourth quarter of fiscal 2005 was 53.0%. The gross margin in the prior year quarter was 53.4%. The decline in gross margin was attributable to lower licensing fees and royalties, partially offset by decreases in software amortization and warranty costs.

•	Selling, general, and administrative (SG&A) expenditures in the fourth quarter of fiscal 2005 increased approximately 1% to $124.8 million from $123.9 million in the prior year quarter.

•	Research, development, and engineering (R&D) expenditures in the fourth quarter of fiscal 2005 were $48.3 million, representing 10.1% of revenues, compared to $51.3 million, representing 11.1% of revenues, in the prior year quarter. The decrease in R&D expenditures was due primarily to cost savings realized from the integration earlier in fiscal 2005 of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc. Net of the impact of the MALDI transaction, R&D expenditures were consistent with the prior year.

•	Cash flow from operations was $116 million and capital expenditures were $20 million for the quarter. As of the end of the quarter, cash and short term investments were $756 million, up from $676 million as of March 31, 2005. Accounts receivable were $378 million, representing 56 days sales outstanding, and inventory was $117 million, representing 2.4 months of inventory on hand.

Quarterly Business Highlights

•	In April, the Group announced a Joint Research Protocol with the NCI Cohort Consortium in the Study of Breast and Prostate Cancer through which the Consortium will use Applied Biosystems TaqMan® SNP Genotyping Assays and 7900HT Real-Time PCR Systems to identify novel inherited gene variants that may contribute to the development of these two cancers.

•	In May, the Group announced the expansion of its PCR (polymerase chain reaction) licensing program to include key patents covering real-time PCR and the settlement of litigation and arbitration with Hoffmann-La Roche. Subsequent to the end of the quarter, the Group announced its first licensee, Invitrogen Corporation, under the expanded PCR licensing program.

•	In June, the Group and Invitrogen Corporation announced a strategic co-marketing and re-selling alliance to deliver solutions for proteomic analyses and biomarker studies in drug discovery and disease research worldwide.

•	In June, the Group joined with academic collaborators in presenting data showing the utility of a preliminary version of Applied Biosystems TaqMan® MicroRNA Assays to profile microRNA (miRNA) expression in mouse stem cells and in human brain cancer samples.

•	During the quarter, the Group began shipments of several new mass spectrometers: the 3200 Q TRAP® and the API 3200™ LC/MS/MS Systems, for food and beverage, environmental, forensic, clinical research, and pharmaceutical analysis markets; and the 4800 MALDI TOF/TOF™ Analyzer, offering a new level of sensitivity and efficiency for proteomics workflows.

Fiscal 2005 Highlights

For fiscal 2005, the Group reported net revenues of $1.79 billion, a 3% increase over fiscal 2004 revenues of $1.74 billion. The net effect of foreign currency increased net revenues in fiscal 2005 by approximately 2%, compared to the prior year. Income from continuing operations in fiscal 2005 was $236.9 million, as compared to $172.3 million for the prior year. EPS from continuing operations for fiscal 2005 were $1.19, compared to $0.83 for the prior year period. EPS from continuing operations on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, were $1.05, compared to $0.86 for the prior year period. The net effect of foreign currency on fiscal 2005 net income was a benefit of approximately $0.07 per share. Cash flow from operations for fiscal 2005 was $334 million compared to $289 million for fiscal 2004.

Annual revenues for the five product categories and their change relative to the prior year were: $541 million for DNA Sequencing, a 5% decline; $520 million for Real-Time PCR/Applied Genomics, a 21% increase; $427 million for Mass Spectrometry, a 3% increase; $191 million for Core PCR and DNA Synthesis, a 6% decline; and $108 million for Other Product Lines, a 10% decline.

Revenues by source and the change relative to the prior year were: $804 million for Instruments, a 4% decline; $681 million for Consumables, a 12% increase; and $302 million for Other Sources, including service and support, royalties, licenses, and consulting, a 4% increase.

During both fiscal 2005 and 2004, the Group recorded items that affected the comparability of results. For fiscal 2005, the total amount of these items increased income before taxes by $6.4 million. These items included pre-tax gains of $29.7 million for the sale of certain MALDI Time-of-Flight (TOF) assets to MDS Inc. and $8.5 million related to the settlement of a patent infringement claim and termination of a joint development agreement with Illumina, Inc. Fiscal 2005 results also included pre-tax charges of $21.4 million for severance and benefit costs, $8.5 million for charges related to facility lease agreements and $1.9 million for asset impairments and other expenses. In addition, fiscal 2005 results included $23.5 million for the above mentioned tax benefits.

During fiscal 2004, the Group recorded pre-tax charges of $7.1 million. This amount included the pre-tax charges of $14.9 million and $4.4 million discussed above and a pre-tax charge of $5.6 million for severance and benefit costs. Fiscal 2004 results also included pre-tax gains of $11.2 million related to sales of investments and $6.6 million for legal settlements. The following table summarizes the impact of these items on EPS calculations:

	Twelve months ended June 30, 2005			Twelve months ended June 30, 2004
	GAAP amounts	Adj.	Adjusted amounts	GAAP amounts	Adj.	Adjusted amounts

Operating income	$280.1	$6.4	$273.7	$215.9	$(18.3)	$234.2
Income before income taxes	297.2	6.4	290.8	239.7	(7.1)	246.8
Provision for income taxes	60.3	(21.1)	81.4	67.4	(1.2)	68.6
Income from continuing operations	236.9	27.5	209.4	172.3	(5.9)	178.2

Earnings per share allocations(1)	—	—	—
Adjusted income from continuing operations for earnings per share	$236.9	$27.5	$209.4	$172.3	$(5.9)	$178.2

Total diluted earnings per share from continuing operations	$1.19	$0.14	$1.05	$0.83	$(0.03)	$0.86

(1)	Represents allocation of interperiod taxes to adjust income from continuing operations for purposes of calculating earnings per share.

Share Repurchase Program

During fiscal 2005, the Group repurchased approximately 284,000 shares of Applera Corporation-Applied Biosystems Group common stock at a cost of $6.1 million.

In view of the Group’s strong cash flow performance during fiscal 2005 and its cash resources of $756 million as of June 30, 2005, the Board of Directors believes that the Group has sufficient financial resources to repurchase shares and pursue internal and external investment alternatives. Accordingly, the Board has authorized the repurchase of up to 10% of the outstanding shares of Applera Corporation-Applied Biosystems Group common stock. This authorization supplements the Group’s existing authority to replenish shares issued under its employee stock benefit plans. The new authorization has no time restrictions and delegates to company management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise.  It is anticipated that repurchases will be made from time to time depending on market conditions and will be funded using the Group's U.S. cash reserves and cash generated from domestic operations, as well as funds to be borrowed under the Company's Revolving Credit Agreement, if and when required.

Applied Biosystems Outlook

The Group believes that its fiscal year 2006 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; purchase patterns from large genome centers for DNA sequencing instruments and consumables; and the success of the Group’s expanded licensing program for PCR technology.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations regarding its financial performance for fiscal 2006:

•	Fiscal 2006 Revenue Growth Rate: Annual revenue growth is anticipated to be in the low single digits. This outlook includes the impact of currency, which at current exchange rates is expected to reduce reported revenue growth by approximately 1 percent. Revenues are expected to increase for both instruments and consumables. The Group anticipates revenue growth in the Real-Time PCR/Other Applied Genomics and Mass Spectrometry product categories and revenue declines in the DNA Sequencing and Core PCR and DNA Synthesis categories. Revenues in the Other Product Lines category are expected to approximately equal those in fiscal 2005. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•	Fiscal 2006 Margins and Expenses: The Group anticipates gross margin to equal, or slightly exceed, the fiscal 2005 gross margin of 53.2%. Consistent with the decision taken during the fourth quarter to rebalance resources, total operating expenses are expected to be slightly higher in fiscal 2006 compared to the prior year, as higher SG&A expense as a percent of total revenues is expected to be approximately offset by lower R&D expense as a percent of total revenues. The Group expects operating margin to increase modestly from the fiscal 2005 level, excluding special items in both fiscal years.

•	Fiscal 2006 Effective Tax Rate: The Group expects the effective tax rate to be approximately 30%, compared to 28% in fiscal 2005. Factors contributing to the anticipated increase in the effective tax rate include the phase out of export tax benefits and a change in the mix of U.S. versus foreign income. We continue to analyze certain product manufacturing alternatives that could impact the tax rate. Independent of the expected effective tax rate, we anticipate that several outstanding tax matters in multiple taxing jurisdictions may be resolved in the Company’s favor during fiscal 2006.

•	Fiscal 2006 Earnings Per Share Growth: Excluding the special fiscal 2005 items mentioned above, the Group expects earnings per share to increase at or slightly above the annual revenue growth rate. In addition, the Group believes that earnings per share would increase at a low double digit rate over the fiscal 2005 level, excluding the anticipated effects of currency, the expensing of stock options now required under Statement of Financial Accounting Standards No. 123, "Share-Based Payment (revised 2004),” and the increase in the effective tax rate.

•	Fiscal 2006 Capital Spending: Capital spending is expected be in the range of $50-60 million.

The Group continues to develop a plan to repatriate cash balances held outside the U.S. during fiscal 2006 consistent with the repatriation provision of the American Jobs Creation Act of 2004.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture
Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the fourth quarter of fiscal 2005, end-user sales for all products sold through the alliance with Abbott Laboratories increased 49% to $18.2 million from $12.2 million in the same quarter last year. This increase was primarily due to increased sales of HCV genotyping, HCV viral load, and Cystic Fibrosis analyte specific reagents (ASRs) manufactured by Celera Diagnostics.

During the recently completed quarter, the pre-tax loss decreased to $4.6 million, compared to $8.7 million in the same quarter last year. The smaller pre-tax loss was primarily due to increased gross margin and lower R&D expenses. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues declined to $9.4 million, compared to

$9.7 million in the same quarter last year, primarily as a result of decreased equalization payments offset by increased license and collaboration revenue, mostly due to a milestone payment from Merck & Co. Inc. for the completion of a collaboration in Alzheimer’s disease. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used was $5.6 million in the quarter, compared to $5.4 million in the fourth quarter of fiscal 2004 due to increased working capital requirements offset by lower pre-tax losses.

For fiscal 2005, end-user alliance sales for all products sold through the alliance with Abbott increased 34% to $61.7 million from $45.9 million in fiscal 2004. This increase was primarily due to increased sales of ASRs for HCV genotyping and viral load, HLA products, and our ViroSeq™ product. Pre-tax losses decreased to $29.9 million from $42.0 million during the prior year. Reported revenues decreased to $35.5 million from $36.7 million in fiscal 2004. Net cash used for the year was $32.1 million compared to $43.3 million in fiscal 2004.

“We are pleased with the performance at Celera Diagnostics,” said Kathy Ordoñez, President, Celera Diagnostics. “Our alliance with Abbott this year achieved our goal for end-user sales and brought new products to market. We also had promising discoveries in our gene association work and made advancements in developing new products. The recent CE certification of both HIV-1 and HCV RealTime™ tests on the m2000 system sold by Abbott and included in the alliance represents the first of what we expect will be a growing portfolio of automated assays that enable our participation in this large and established market for nucleic acid testing of infectious diseases.”

During the fourth quarter of fiscal 2005, Celera Diagnostics continued to work closely with its collaborators and clinical partners toward the completion of genetic studies in cardiovascular and other diseases. The ongoing publication of this work is pivotal to the demonstration of the utility of its new diagnostic markers as new testing procedures based on this work move toward commercialization.

Scientific Highlights

•	A study was presented in a scientific session at the Annual Digestive Disease Week conference in which Celera Diagnostics and its collaborators at the University of California at San Francisco described the role of several genetic variations in liver disease. This finding was a variant in the DDX5 gene associated with a greater than 20-fold increase in risk for Non-Alcoholic Steatohepatitis (NASH), a common progressive liver disease that often leads to fibrosis and cirrhosis.

•	Results on a variant in a second gene (CPT1A) associated with progression to fibrosis in HCV-infected patients were presented at the European Society for the Study of the Liver in Paris in April. This variant was also associated with risk for NASH and these findings were reported at a meeting of the American Association for the Study of Liver Diseases in June.

•	Celera Diagnostics completed its collaboration with Merck & Co., Inc. to identify novel targets for drug discovery in Alzheimer’s disease and diagnostic markers related to Alzheimer’s disease.

•	Celera Diagnostics completed discovery and replication studies to identify novel genes associated with psoriasis and other autoimmune diseases. Celera Genomics is using this information in its drug discovery programs.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics anticipates that its fiscal 2006 financial performance will be affected by, among other things: continued growth in demand for current products, such as ASRs for cystic fibrosis and HCV; sales of new products for infectious disease testing on the m2000 system sold through the alliance with Abbott and others in development at Celera Diagnostics; and new alliance product sales for ASRs for Fragile X and other genetic diseases. Celera Diagnostics intends to continue advancing its genomic research and its medical utility studies to create value from diagnostic testing and, together with Celera Genomics, to seek partnerships to leverage proteomic capabilities to identify novel targets, pharmacogenomic markers and biomarkers. Subject to the inherent uncertainty associated with these factors, Celera Diagnostics has the following expectations regarding its financial performance for fiscal 2006:

For fiscal 2006, Celera Diagnostics anticipates pre-tax losses to be in the range of $19 to $23 million, and fiscal 2006 net cash use to be in the range of $25 to $30 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in the range of $80 to $90 million.

Conference Call & Webcast
A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	11:45 a.m.
•	Celera Genomics Group	12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the web” section of either

www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 27 until August 7, 2005. Interested parties should call 706.645.9291 and enter conference ID 7618772.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. The Celera Genomics Group (NYSE:CRA) is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Forward-Looking Statements
Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) risks associated with lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (10) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (11) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from fourth party payors such as private insurance companies and government insurance plans; (12) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (13) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (14) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (15) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (16) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (17) intense competition in the industry in which Celera Diagnostics operates; and (18) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2005. Applera Corporation. All Rights Reserved. Applied Biosystems and Celera are registered trademarks, and AB (Design), Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark, and API 3200 and API 5000 are trademarks of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2005	2004(1)	2005	2004(1)

Net revenues	$478.5	$460.5	$1,787.1	$1,741.1
Cost of sales	224.7	214.7	835.5	828.8

Gross margin	253.8	245.8	951.6	912.3
Selling, general and administrative	124.8	123.9	485.7	465.2
Research, development and engineering	48.3	51.3	192.2	214.2
Employee-related charges, asset impairments and other	20.2	18.1	31.8	23.7
Asset dispositions and legal settlements			(38.2)	(6.7)

Operating income	60.5	52.5	280.1	215.9
Gain on investments, net		0.1		11.2
Interest income, net	4.5	2.9	13.9	12.0
Other income (expense), net	0.4	0.7	3.2	0.6

Income before income taxes	65.4	56.2	297.2	239.7
Provision (benefit) for income taxes	(6.2)	15.7	60.3	67.4

Income from continuing operations	71.6	40.5	236.9	172.3
Income from discontinued operations, net of income taxes		10.6		10.6

Net income	$71.6	$51.1	$236.9	$182.9

Earnings per share analysis

Income from continuing operations	$71.6	$40.5	$236.9	$172.3

Allocated interperiod taxes(2)	(1.1)

Total income from continuing operations allocated	70.5	40.5	236.9	172.3
Less dividends declared on common stock	8.4	8.6	33.4	34.6

Undistributed earnings	$62.1	$31.9	$203.5	$137.7

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.17	$0.17
Basic undistributed earnings per share	0.32	0.16	1.04	0.67

Total basic earnings per share
from continuing operations	$0.36	$0.20	$1.21	$0.84

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.17	$0.17
Diluted undistributed earnings per share	0.31	0.16	1.02	0.66

Total diluted earnings per share
from continuing operations	$0.35	$0.20	$1.19	$0.83

Income from discontinued operations per share
Basic	$—	$0.06	$—	$0.05
Diluted	$—	$0.05	$—	$0.05

Net income per share
Basic	$0.36	$0.26	$1.21	$0.89
Diluted	$0.35	$0.25	$1.19	$0.88

Weighted average number of common shares
Basic	197,585,000	199,007,000	196,358,000	204,596,000
Diluted	200,310,000	202,014,000	199,017,000	208,337,000

(1) Certain prior period amounts have been reclassified for comparative purposes.
(2) Represents allocation of interperiod taxes to adjust income from continuing operations for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended June 30,
	2005	2004	Change

DNA Sequencing	$143.0	$139.8	2%
% of total revenues	30%	30%
Real-Time PCR/Applied Genomics	139.6	120.8	16%
% of total revenues	29%	26%
Mass Spectrometry	118.9	119.5	-1%
% of total revenues	25%	26%
Core PCR & DNA Synthesis(1)	46.3	49.9	-7%
% of total revenues	10%	11%
Other Product Lines	30.7	30.5	1%
% of total revenues	6%	7%

Total	$478.5	$460.5	4%

	Twelve months ended June 30,
	2005	2004	Change

DNA Sequencing	$541.5	$572.5	-5%
% of total revenues	30%	33%
Real-Time PCR/Applied Genomics	519.7	430.9	21%
% of total revenues	29%	25%
Mass Spectrometry	426.8	414.8	3%
% of total revenues	24%	24%
Core PCR & DNA Synthesis(1)	190.7	202.4	-6%
% of total revenues	11%	11%
Other Product Lines	108.4	120.5	-10%
% of total revenues	6%	7%

Total	$1,787.1	$1,741.1	3%

(1) The product category Core PCR & DNA Synthesis was previously called Core DNA Synthesis & PCR.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$478.5	$5.0	$9.4	(1.9)	$491.0
Cost of sales	224.7	1.0	2.7	(1.1)	227.3

Gross margin	253.8	4.0	6.7	(0.8)	263.7
Selling, general and administrative	124.8	6.9	3.5		135.2
Research, development and engineering	48.3	27.3	7.8	(0.9)	82.5
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	20.2	(0.2)			20.0

Operating income (loss)	60.5	(30.7)	(4.6)	0.1	25.3
Interest income, net	4.5	4.8			9.3
Other income (expense), net	0.4	0.1			0.5
Loss from joint venture		(4.6)		4.6

Income (loss) before income taxes	65.4	(30.4)	(4.6)	4.7	35.1
Benefit for income taxes	(6.2)	(14.0)	(1)	1.1	(19.1)

Net income (loss)	$71.6	$(16.4)	$(4.6)	$3.6	$54.2

Net income (loss) per share
Basic	$0.36	$(0.22)
Diluted	$0.35	$(0.22)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$460.5	$12.4	$9.7	$(3.0)	$479.6
Cost of sales	214.7	2.5	4.7	(2.1)	219.8

Gross margin	245.8	9.9	5.0	(0.9)	259.8
Selling, general and administrative	123.9	7.3	3.6		134.8
Research, development and engineering	51.3	28.7	10.1	(1.1)	89.0
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	18.1	18.1			36.2

Operating income (loss)	52.5	(44.9)	(8.7)	0.2	(0.9)
Gain on investments, net	0.1	24.8			24.9
Interest income, net	2.9	2.5			5.4
Other income (expense), net	0.7	0.5			1.2
Loss from joint venture		(8.7)		8.7

Income (loss) before income taxes	56.2	(25.8)	(8.7)	8.9	30.6
Provision (benefit) for income taxes	15.7	(20.0)		0.6	(3.7)

Income (loss) from continuing operations	40.5	(5.8)	(8.7)	8.3	34.3
Income from discontinued operations,
net of income taxes	10.6		(1)		10.6

Net income (loss)	$51.1	$(5.8)	$(8.7)	$8.3	$44.9

Income (loss) from continuing operations per share
Basic and diluted	$0.20	$(0.08)
Income from discontinued operations per share
Basic	$0.06	$—
Diluted	$0.05	$—
Net income (loss) per share
Basic	$0.26	$(0.08)
Diluted	$0.25	$(0.08)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$1,787.1	$31.0	$35.5		$(8.5)	$1,845.1
Cost of sales	835.5	6.0	13.9		(5.7)	849.7

Gross margin	951.6	25.0	21.6		(2.8)	995.4
Selling, general and administrative	485.7	26.2	13.6			525.5
Research, development and engineering	192.2	103.5	37.9		(2.9)	330.7
Amortization of intangible assets		2.9				2.9
Employee-related charges, asset impairments and other	31.8	2.6				34.4
Asset dispositions and litigation settlements	(38.2)					(38.2)

Operating income (loss)	280.1	(110.2)	(29.9)		0.1	140.1
Interest income, net	13.9	14.9				28.8
Other income (expense), net	3.2	1.3				4.5
Loss from joint venture		(29.9)			29.9

Income (loss) before income taxes	297.2	(123.9)	(29.9)		30.0	173.4
Provision (benefit) for income taxes	60.3	(46.8)		(1)	0.1	13.6

Net income (loss)	$236.9	$(77.1)	$(29.9)		$29.9	$159.8

Net income (loss) per share
Basic	$1.21	$(1.05)
Diluted	$1.19	$(1.05)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$1,741.1	$60.1	$36.7		$(12.7)	$1,825.2
Cost of sales	828.8	10.8	20.1		(7.8)	851.9

Gross margin	912.3	49.3	16.6		(4.9)	973.3
Selling, general and administrative	465.2	32.4	14.7			512.3
Research, development and engineering	214.2	101.4	43.9		(5.2)	354.3
Amortization of intangible assets		2.9				2.9
Employee-related charges, asset impairments and other	23.7	18.1				41.8
Litigation settlements	(6.7)					(6.7)

Operating income (loss)	215.9	(105.5)	(42.0)		0.3	68.7
Gain on investments, net	11.2	24.3				35.5
Interest income, net	12.0	10.8				22.8
Other income (expense), net	0.6	1.9				2.5
Loss from joint venture		(42.0)			42.0

Income (loss) before income taxes	239.7	(110.5)	(42.0)		42.3	129.5
Provision (benefit) for income taxes	67.4	(53.0)		(1)	0.1	14.5

Income (loss) from continuing operations	172.3	(57.5)	(42.0)		42.2	115.0
Income from discontinued operations,
net of income taxes	10.6					10.6

Net income (loss)	$182.9	$(57.5)	$(42.0)		$42.2	$125.6

Income (loss) from continuing operations per share
Basic	$0.84	$(0.79)
Diluted	$0.83	$(0.79)
Income from discontinued operations per share
Basic and diluted	$0.05	$—
Net income (loss) per share
Basic	$0.89	$(0.79)
Diluted	$0.88	$(0.79)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 amounts have been reclassified for comparative purposes.